Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli	Media Contact: Marcus Prater
(702) 584-7600	(702) 584-7828
mlipparelli@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES
BUSINESS UPDATE

Company files Form 10-Q for first two quarters of Fiscal Year 2006

LAS VEGAS, December 22, 2006 — Bally Technologies, Inc. (NYSE: BYI) announced today the following business update.

BUSINESS UPDATE — FISCAL 2007:

Sales of approximately 9,000 gaming devices (excluding OEM sales) for the first half of fiscal 2007 compared to 6,500 in the first half of fiscal 2006, at higher average selling prices compared to the prior year.  Gross margins are also expected to improve in 2007 compared to fiscal 2006.

A record number of gaming device purchase commitments from this year’s G2E trade show in November, 2006.

1,200 units currently installed on a participation basis at the Yonkers Raceway in New York and expectation of another 1,600 units to be operational by February, 2007 when expansion construction is expected to be completed.

Increase in the current installed base of the Hot Shot Progressive game to 1,400 participation units. The Company also plans to introduce three new participation products by the fourth quarter of fiscal 2007.

Growth in the Systems business as a result of a  number of new contracts and go-lives which are expected to drive revenue to more than $65 million in the first half of fiscal 2007 compared to $46 million in the first half of fiscal 2006.  Gross margins on Systems revenue in the first half of fiscal 2007 are expected to be lower than the first half of fiscal 2006 due to the mix of hardware and software sales.

Interest expense for the first half of fiscal 2007 is expected to be approximately $17.5 million, reflecting higher market interest rates and fees on our bank facilities.

The increase in costs associated with impact of the reduction in the depreciable lives of certain leased products in fiscal 2006 (see additional detailed discussion below) will decrease significantly in the second quarter of fiscal 2007 and is not anticipated to have an impact on future financial results.

“I am pleased with the customer response at the recent G2E trade show in Las Vegas and the continued progress we are making on our strategic and profitability plans,” said Richard Haddrill, Chief Executive Officer.  “In the first half of our fiscal 2007, we are beginning to see the benefits of our efforts.”

FINANCIAL FILINGS AND RESULTS — FISCAL 2006:

Six Months Ended December 31, 2005

The Company announced today the filing of its Form 10-Qs for the quarters ended September 30 and December 31, 2005.  Information in the Form 10-Qs filed today by the Company contain prior year comparison results which reflect the restated results for fiscal 2005.

The Company expects to file its Form 10-Q for the quarter ended March 31, 2006 and its Form 10-K for the fiscal year ended June 30, 2006 before March 15, 2007.  While the Company believes it can achieve this filing schedule, there can be no assurance that the schedule will be met. As previously disclosed, the Company has not filed its Form 10-Q for the quarter ended September 30, 2006 and the Company anticipates the filing of its Form 10-Q for the quarter ending December 31, 2006 will also be delayed.

Robert C. Caller, Chief Financial Officer, stated, “We are pleased to have completed these quarterly reports and continue to work diligently on the remaining filings for fiscal 2006 and for the first quarter of fiscal 2007. I am also pleased that we continued our product retooling during the six months ended December 31, 2005 without a material negative impact to our working capital.”

Highlights of the Six Months Ended December 31, 2005 include:

The Company was undergoing a major product retooling during the first half of fiscal 2006 and recorded a loss of $0.33 per share.  The loss includes $0.07 per share related to stock compensation expense and $0.22 per share of expenses related to inventory obsolescence, increased depreciation on participation games as a result of shortening the estimated useful lives of those assets, accrual for the probable settlement of class action litigation and higher than normal expenses related to accounting and legal matters.

Total revenues for the second quarter of fiscal 2006 increased to $128.4 million compared to total revenues of $106.4 million for the first quarter of fiscal 2006 and $124.5 million for the second quarter of fiscal 2005.

The average selling price of gaming devices in the first half of fiscal 2006 increased to approximately $10,800 per unit compared to approximately $10,400 per unit in the first half of fiscal 2005 reflecting a shift in the mix of our gaming devices to our new Alpha based products.  Total gaming devices sold in the first half of fiscal 2006, excluding OEM units, totaled 6,463 units.

Selling, general and administrative costs increased $4.4 million in the first half of fiscal 2006 compared to the first half of fiscal 2005 reflecting the impact of increased legal and accounting costs related to the restatement of financial information and other matters.

Interest expense increased $5.4 million in the first half of fiscal 2006 compared to the first half of fiscal 2005 due to higher interest rates and fees associated with the Company’s bank facility.

As previously disclosed, the reduction in the depreciable lives of certain of the Company’s leased gaming equipment negatively impacted financial results for its Gaming Operations business beginning in the second quarter of fiscal 2006. Gross margin for Gaming Operations of 39 percent in the second quarter of fiscal 2006 includes $5.8 million of depreciation related to this change. This change has also negatively impacted the gross margin for Gaming Operations in the third and fourth quarters of fiscal 2006.

Gross margin for the Systems business in the first half of fiscal 2006 was 82 percent compared to 79 percent for the first half of fiscal 2005, reflecting a higher mix of software versus hardware sales.

Cash and cash equivalents were $24.6 million at December 31, 2005, a decrease from a balance of $33.2 million at June 30, 2005. Working capital and debt levels remained relatively unchanged despite the Company’s retooling efforts. Accounts and notes receivable increased $24.1 million and deferred revenue increased $26.4 million from June 30, 2005 to December 31, 2005.

The Company anticipates reporting a net loss per diluted share of between $0.66 and $0.76 for the year ended June 30, 2006.  This estimated net loss includes stock compensation expense of approximately $0.16 per share and also includes charges of approximately $0.52 per share related to inventory obsolescence, increased depreciation on participation games as a result of shortening the estimated useful lives of those assets, accrual for the probable settlement of class action litigation, write offs of certain other assets, and higher than normal expenses related to accounting and legal matters. It also includes an impairment charge on certain of the Company’s intangible assets of approximately $0.11 per share.  In addition, as previously reported, the Company experienced lower gross margins on newer gaming products in fiscal year 2006 as a result of introductory pricing and high initial production costs.

Bank Covenants

As of December 31, 2005 and September 30, 2005, the Company was in compliance with its financial covenants consisting of a leverage ratio, a fixed charges coverage ratio and a minimum of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (as EBITDA is defined in the Loan Agreement).

As previously disclosed, the Company amended its bank facility to extend the due date for the delivery of the Company’s Form 10-Q for the quarter ended March 31, 2006 and its Form 10-K for the fiscal year ended June 30, 2006 to March 15, 2007.

Summary of Results for First and Second Quarters of Fiscal 2006

	Three Months Ended		Three Months Ended		Six Months Ended
	September 30		December 31		December 31
	2005	2004	2005	2004	2005	2004
	(in millions, except per share amounts)
Revenue	$106.4	$119.6	$128.4	$124.5	$234.8	$244.1
Operating loss	(4.8)	(1.2)	(6.5)	(2.4)	(11.3)	(3.6)
Loss from continuing operations	(8.5)	(7.3)	(8.9)	(3.4)	(17.3)	(6.3)
Loss per share	$(0.16)	$(0.14)	$(0.17)	$(0.07)	$(0.33)	$(0.21)

Supplemental Business Unit Detail

The following chart summarizes the financial information for the Bally Gaming and Systems business unit, as restated as applicable (dollars in millions):

	Three Months Ended		Three Months Ended		Six Months Ended
	September 30		December 31		December 31
	2005	2004	2005	2004	2005	2004
Revenues:
Game sales	$37.3	$50.5	$54.1	$55.8	$91.4	$106.3
System sales	20.6	23.3	25.0	25.5	45.6	48.8
Gaming operations	36.9	33.0	34.9	30.4	71.8	63.4
	94.8	106.8	114.0	111.7	208.8	218.5
Casino operations	11.6	12.8	14.4	12.8	26.0	25.6
Total	$106.4	$119.6	$128.4	$124.5	$234.8	$244.1
Summary operating statistics:
Gross Margin%
Games	25%	31%	29%	15%	27%	23%
Systems	86%	81%	78%	77%	82%	79%
Gaming operations	51%	54%	39%	57%	45%	55%
Casino operations	63%	63%	66%	64%	65%	63%

New gaming devices sold	2,800	4,057	3,663	2,677	6,463	6,734
OEM units sold	21	250	305	2,657	326	2,907
New unit ASP (excluding OEM)	$10,647	$10,513	$10,921	$10,290	$10,802	$10,425

GMU installed base	278,000	281,000			266,000	280,000
Casino management systems base	535	502			532	220

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional information on the Company can be found at www.BallyTech.com.

FORWARD LOOKING STATEMENTS

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.